Exhibit 10.1.11

ELEVENTH AMENDMENT
This Eleventh Amendment (this “Agreement”) dated as of March 15, 2016 (the “Eleventh Amendment Effective Date”) is among Penn Virginia Holding Corp. (the “Borrower”), Penn Virginia Corporation (the “Parent”), each subsidiary (other than the Borrower) of the Parent party hereto (together with the Parent, each, a “Guarantor” and collectively, the “Guarantors”), the Lenders (as defined below) and Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”) and as the issuing bank (in such capacity, the “Issuing Bank”; together with the Lenders and the Administrative Agent, the “Secured Parties”).
INTRODUCTION
A.    The Borrower, the Parent, the Administrative Agent, and the lenders party thereto from time to time (the “Lenders”) are parties to that certain Credit Agreement dated as of September 28, 2012, (as the same has been heretofore amended, restated or otherwise modified, the “Credit Agreement”).
B.    The Borrower acknowledges the existence of the Subject Defaults (as defined in Schedule A attached hereto), and subject to the terms and conditions set forth herein, the parties hereto wish to provide an extension of time before the Subject Defaults would become Events of Default.
C.    The parties also wish to, subject to the terms and conditions set forth herein, make certain amendments to the Credit Agreement as provided herein.
THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
Section 1.Defined Terms; Other Definitional Provisions. As used in this Agreement, each of the terms defined in the opening paragraph and the Recitals above shall have the meanings assigned to such terms therein. Each term defined in the Credit Agreement and used herein without definition shall have the meaning assigned to such term in the Credit Agreement, unless expressly provided to the contrary.
Section 2.Amendments to Credit Agreement.
(a)Section 1.01 (Defined Terms) of the Credit Agreement is hereby amended by revising the following terms to read as follows:
“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the Unused Commitment Fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread” or “Unused Commitment Fee Rate”, as the case may be, based upon the Borrowing Base Usage applicable on such date:

Borrowing Base Usage:	ABR Spread	Eurodollar Spread	Unused Commitment Fee Rate
Equal to or greater than 90%	2.500%	3.500%	0.500%
Equal to or greater than 75%, but less than 90%	2.250%	3.250%	0.500%
Equal to or greater than 50%, but less than 75%	2.000%	3.000%	0.500%
Equal to or greater than 25% but less than 50%	1.750%	2.750%	0. 375%
Less than 25%	1.500%	2.500%	0.375%

Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.
“Borrowing Base Deficiency” means, as of any date, the amount, if any, by which the Credit Exposure on such date exceeds the lesser of (a) the Borrowing Base and (b) the aggregate Commitment Amounts, in each case, in effect on such date; provided that, for purposes of determining the existence and amount of any Borrowing Base Deficiency, obligations under any Letter of Credit will not be deemed to be outstanding to the extent such obligations are secured by cash in the manner contemplated by Section 2.06(j).
“Commitment Amount” means, with respect to each Lender, as applicable, the amount set forth opposite such Lender’s name on Schedule 2.01 (including any revision thereof in accordance with Section 2.05 and any reductions thereof in accordance with this Agreement) or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment (or as set forth opposite such Lender’s name on Schedule 2.01, plus (minus) any amounts assumed (assigned) pursuant to an Assignment and Assumption). The amount of each Lender’s Commitment Amount as of the Eleventh Amendment Effective Date is set forth on Schedule 2.01.
“Default” means (a) any event or condition that constitutes an Event of Default or (b) any Immature Event of Default.
“Material Acquisition” means (i) the acquisition by the Parent or any Restricted Subsidiary of any Property (but only to the extent any net income (or loss) is attributable thereto prior to the effective date of such acquisition) or equity interests in any Person, whether in a single transaction or series of related transactions, for aggregate consideration the Fair Market Value of which exceeds the greater of $1,000,000, (ii) the redesignation in accordance with the terms of this Agreement of a Subsidiary that owns Property the Fair Market Value of which exceeds the greater of $1,000,000 as a Restricted Subsidiary or (iii) as of any date of determination, any combination of one or more acquisitions or redesignations of the types otherwise described in the foregoing clauses (i) or (ii) of this definition except that the Fair Market Value of the aggregate consideration for such acquisition or redesignation individually does not exceed $1,000,000 but for which the Fair Market Value of the aggregate consideration for all such acquisitions and redesignations during any period of twelve consecutive months ending on such date of determination exceeds $2,000,000.
“Material Disposition” means (i) the disposition by the Parent or any Restricted Subsidiary of any Property (but only to the extent any net income (or loss) is attributable thereto prior to the effective date of such disposition) or equity interests in any Person, whether in a single transaction or series of related transactions, for aggregate consideration the Fair Market Value of which exceeds the greater of $1,000,000, (ii) the redesignation in accordance with the terms of this Agreement of a Restricted Subsidiary that owns Property the Fair Market Value of which exceeds the greater of $1,000,000 as an Unrestricted Subsidiary and (iii) as of any date of determination, any combination of one or more dispositions or redesignations of the types otherwise described in the foregoing clauses (i) or (ii) of this definition except that the Fair Market Value of the aggregate consideration for such disposition or redesignation individually does not exceed $1,000,000 but for which the Fair Market Value of the aggregate consideration for all such dispositions and redesignations during any period of twelve consecutive months ending on such date of determination exceeds $2,000,000.
“Material Domestic Subsidiary” means, as of any date, any Restricted Subsidiary organized under the laws of any jurisdiction within the United States of America (including territories thereof) that (i) is a wholly-owned Restricted Subsidiary and (ii) together with its Restricted Subsidiaries, owns Property having a Fair Market Value of $500,000 or more.
“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit) of any one or more of the Parent, the Borrower or any Restricted Subsidiary in an aggregate principal amount exceeding $10,000,000.
“Material Swap Obligations” means obligations in respect of one or more Swap Agreements of any one or more of the Parent, the Borrower or any Restricted Subsidiary in an aggregate amount exceeding $10,000,000. For purposes of determining Material Swap Obligations, the obligations of the Parent, the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Parent, the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated on the date of determination.
“Net Cash Proceeds” means, with respect to any of the transactions or events described in Sections 5.17, 6.01(j), 2.04(f), or 6.13 that results in a reduction in the Borrowing Base or the Lenders’ Commitment Amounts, the positive difference, if any, of (a) the sum of cash and cash equivalents directly or indirectly received in connection with such transaction, but only as and when so received, minus (b) the sum of (i) if applicable, the principal amount of any Indebtedness that is secured by such asset (if any) and that is required to be repaid in connection with the sale thereof (other than the Loans), (ii) the reasonable out-of-pocket expenses incurred by the Parent, the Borrower or such Restricted Subsidiary in connection with such transaction.
(b)Section 1.01 (Defined Terms) of the Credit Agreement is hereby further amended by replacing the reference to “90 days” in the definition of “Indebtedness” with a reference to “120 days”.
(c)Section 1.01 (Defined Terms) of the Credit Agreement is hereby further amended by adding a new defined term as follows to appear in alphabetical order therein:
“13-Week Budget” means a thirteen-week rolling operating budget and cash flow forecast, in form and substance reasonably acceptable to the Administrative Agent, which shall reflect the Borrower’s good faith projection of all weekly cash receipts and disbursements in connection with the operation of the Credit Parties’ and their respective Restricted Subsidiaries’ business during such thirteen-week period, including but not limited to, collections, payroll, capital expenditures and other major cash outlays, as such budget and forecast may be updated from time to time as required under Section 5.02(n).
“Designated Period” means the period from the Eleventh Amendment Effective Date through and including such date thereafter when no Default exists.
“Eleventh Amendment” means that certain Eleventh Amendment dated as of the Eleventh Amendment Effective Date among the parties hereto which amends this Agreement.
“Eleventh Amendment Effective Date” means March 15, 2016.
“Immature Event of Default” means any event or condition which, upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
(d)Section 1.01 (Defined Terms) of the Credit Agreement is hereby amended by adding the following sentence to the end of the definition of “LIBO Rate”:
Notwithstanding the foregoing, in any event, LIBO Rate shall not be less than 0.00% for any determination.
(e)Section 2.04 (Borrowing Base) of the Credit Agreement is hereby amended by replacing clause (b) therein in its entirety with the following:
(b)     Redetermination. On or before (i) April 15th and October 15th of each year (other than April 15, 2016), and (ii) May 15, 2016, Administrative Agent shall propose in writing to the Borrower and the Lenders a new or reaffirmed Borrowing Base in accordance with Section 2.04(c) (assuming receipt by the Administrative Agent of the Reserve Report in a timely and complete manner). After having received notice of such proposal by the Administrative Agent, each Lender shall have 15 days to agree with such proposal or disagree by proposing an alternate Borrowing Base. If, at the end of such 15 days, any Lender has not communicated to the Administrative Agent its approval or disapproval, such silence shall be deemed to be an approval of the new or reaffirmed Borrowing Base proposed by the Administrative Agent. If, however, at the end of such 15-day period, all of the Lenders or the Required Lenders, as applicable, have not approved or deemed to have approved, as aforesaid, the proposed Borrowing Base, then the Borrowing Base shall be determined in accordance with Section 2.04(d). After such redetermined Borrowing Base is approved by (a) all Lenders in the case of any increase in the Borrowing Base, (b) the Required Lenders in the case of any maintenance or any decrease in the Borrowing Base or (c) as otherwise determined as provided in Section 2.04(d), the Administrative

Agent will notify the Borrower and the Lenders of the amount of the redetermined Borrowing Base, and such amount shall become effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders (x) on or about May 1st of each year (with respect to each Reserve Report prepared as of December 31 other than the one delivered for the scheduled May 15, 2016 redetermination), (y) November 1st (with respect to each Reserve Report prepared as of June 30) of each year, and (z) June 1, 2016 for the scheduled May 15, 2016 redetermination. Notwithstanding the foregoing, however, any increase in the Borrowing Base shall require approval or deemed approval of all the Lenders as set forth in this Section 2.04(b).
(f)Section 2.04 (Borrowing Base) of the Credit Agreement is hereby amended by adding the following new clause (f) to the end thereof:
(f)    Periodic Reductions in the Borrowing Base - Designated Period.
(A)    Prepayments. Any and all prepayments of Loans (other than optional prepayments effected to satisfy Section 3(g) of the Eleventh Amendment but including the prepayments required to satisfy Section 5(e) of the Eleventh Amendment) and termination or expiration of unfunded Letters of Credit during the Designated Period shall result in an automatic reduction in the Borrowing Base and a pro rata reduction in the Lenders’ respective Commitment Amounts, each equal to the principal amount of such prepayment or Letter of Credit, as applicable (but without duplication of any amounts required under clause (B) below).
(B)    Disposition. If the Parent, the Borrower or any Restricted Subsidiary effects any sale, transfer or other disposition (including Casualty Events and dispositions resulting from the exercise of eminent domain, condemnation or nationalization) of Oil and Gas Properties constituting Collateral or any interest therein or all of the Equity Interests in Restricted Subsidiaries owning such Oil and Gas Properties during the Designated Period, then the Borrowing Base (and the Lenders’ respective Commitment Amounts) shall automatically reduce in an amount equal to the greatest of (x) the Fair Market Value (individually or in the aggregate) thereof, (y) the Net Cash Proceeds resulting therefrom, and (z) the value, if any, assigned to such Oil and Gas Properties in the then effective Borrowing Base by the Required Lenders in good faith. To determine the amount in clause (z) above the parties agree to provide the notices required, and to follow the other procedures set forth in, the second, third, fourth and fifth sentences of Section 6.13.
(g)Section 2.11(a)(Mandatory Prepayments) of the Credit Agreement is hereby amended by replacing the reference to “Section 6.13” therein with a reference to “Section 6.13 or Section 2.04(f)(B)”.
(h)Section 2.11(a)(Mandatory Prepayments) of the Credit Agreement is hereby further amended by adding the following two new sentences to the end thereof:
In addition to the foregoing, regardless of whether a Borrowing Base Deficiency exists, the Borrower shall make the prepayments required under the last sentence of Section 6.13. Furthermore and notwithstanding anything to the contrary contained herein, Parent and the Restricted Subsidiaries shall be permitted to retain up to $1,000,000 in insurance proceeds received prior to the Termination Date (as defined in the Eleventh Amendment) on account of Casualty Events that occurred prior to the Eleventh Amendment Effective Date.
(i)Section 5.01 (Financial Statements; Other Information) of the Credit Agreement is hereby amended by (i) replacing the period appearing at the end of clause (m) with a semicolon, (ii) deleting the word “and” at the end of clause (l), and (iii) adding the following new clauses (n) and (o) to appear at the end thereof:
(n)    as soon as available and in any event on the last Business Day of each week, commencing with the first such day to occur after the Eleventh Amendment Effective Date, (i) a 13-Week Budget in form and substance reasonably acceptable to the Administrative Agent which shall reflect Borrower’s good faith projection of all weekly cash receipts and disbursements in connection with the operation of the Credit Parties’ and their respective Subsidiaries’ business during such thirteen-week period, including but not limited to, (x) the ad valorem, severance and production taxes and lease operating expenses attributable Oil and Gas Properties and incurred for such thirteen week period (including transportation, gathering and marketing costs) and all categories of applicable expenses, and (y) other capital expenditures, collections, payroll, and other major cash outlays, and (ii) a variance report comparing the Credit Parties’ actual receipts and disbursements for such thirteen-week period with the projected receipts and disbursements for the weeks appearing in such period as reflected in the most recently delivered 13-Week Budget; and
(o)    solely to the Administrative Agent, within three (3) Business Days of receiving written notice thereof by the Parent, the Borrower or any Subsidiary, copies of all Lien filings of the type described in clause (i), (ii), (iii), (iv), and (v) of the definition of “Permitted Liens” regardless of whether such Lien is a Permitted Lien (which written notice may be by electronic mail to bryan.m.mcdavid@wellsfargo.com with a copy to stephanie.song@bracewelllaw.com or such other email addresses notified to the Borrower from time to time by the Administrative Agent).
(j)Section 2.06(b) (Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions) of the Credit Agreement is hereby amended by replacing the reference to “$20,000,000” therein with a reference to “$1,800,000 plus any additional amounts permitted under Section 3(g) of the Eleventh Amendment”.
(k)Section 6.01 (Indebtedness) of the Credit Agreement is hereby amended by replacing clause (d) and clause (i) in their entirety with the following corresponding clause (d) and (i):
(d)    Indebtedness under Capital Leases (as required to be reported on the consolidated financial statements of the Parent pursuant to GAAP) not to exceed $15,000,000; provided that, during the Designated Period, no new Capital Leases may be entered into;
(i)    (x) other Indebtedness (not included under subsections (a) through (h) of this Section 6.01) not to exceed $1,000,000 in the aggregate at any one time outstanding; and (y) accounts payable incurred in the ordinary course of business that are more than 120 days past due not to exceed $1,000,000 in the aggregate at any one time outstanding;
(l)Section 6.01 (Indebtedness) of the Credit Agreement is hereby amended by adding the following new sentence to the end thereof:
Notwithstanding the foregoing, during the Designated Period, the Parent and the Borrower will not, and will not permit any Subsidiary to, create, incur or assume exist any Indebtedness otherwise permitted under clause (j) or (k) above.
(m)Section 6.02 (Liens) of the Credit Agreement is hereby amended by replacing clause (g) therein in its entirety with the following:
(g)    additional Liens upon Property that does not constitute Collateral (other than cash collateral) created after the date hereof, provided that (i) the aggregate obligations secured thereby and incurred on or after the date hereof shall not exceed $1,000,000 in the aggregate at any one time outstanding, and (ii) if such Liens encumber cash collateral, the aggregate amount of cash on deposit shall not exceed $1,000,000.
(n)Section 6.04 (Investments, Loans and Advances) of the Credit Agreement is hereby amended by (i) replacing the reference to “$10,000,000” therein with “$500,000” in clause (d)(iv), and (ii) replacing clause (g) in its entirety with the following:
(g)     other Investments, including Investments in Unrestricted Subsidiaries, not to exceed $500,000 in the aggregate at any time outstanding and Investments made in Penn Virginia Resources Holdings prior to the Eleventh Amendment Effective Date which were, at the time such Investments were made, permitted under this Section 6.04.
(o)Section 6.06 (Restricted Payments) of the Credit Agreement is hereby amended by replacing it in its entirety with the following:
Section 6.06 Restricted Payments. The Parent will not directly or indirectly declare or pay or incur any liability to pay, and the Parent will not permit the Borrower or any Restricted Subsidiaries to declare or pay or incur any liability to pay, directly or indirectly, any Restricted Payment, provided that the Borrower or any Restricted Subsidiary may pay dividends or make distributions to any other Credit Party.
(p)Section 6.10 (Designation and Conversion of Restricted and Unrestricted Subsidiaries; Indebtedness of Unrestricted Subsidiaries) of the Credit Agreement is hereby amended by adding the following to the end thereof as a new clause (e):
(e)    Notwithstanding the foregoing, no Subsidiary may be designated as an Unrestricted Subsidiary under this Agreement from and after the Eleventh Amendment Effective Date.
(q)Section 6.13 (Sale of Properties) of the Credit Agreement is hereby amended by adding the following new sentence to the end thereof:
Notwithstanding the foregoing, during the Designated Period, the Parent and the Borrower will not, and will not permit any Subsidiary to, sell, assign, farm-out, convey or otherwise transfer any Property or any interest in any Property otherwise permitted under clause (d) or (e) above other than (x) the sale of Oil and Gas Properties located in Granite Wash play located in Texas and Oklahoma, whether in one transaction or in a series of related transactions (“Granite Wash Sale”) so long as the first $8,000,000 of Net Cash Proceeds resulting from such Granite Wash Sale are applied as a mandatory prepayment of the Loans within two (2) Business Days after the consummation of such transaction(s), and (y) Casualty Events which result in the reductions provided in Section 2.04(f)(b).
(r)Section 6.14 (Environmental Matters) of the Credit Agreement is hereby amended by replacing the reference to “$10,000,000” found therein with a reference to “$5,000,000, individually or in the aggregate”.
(s)Article VI (Negative Covenants) of the Credit Agreement is hereby amended by adding the following new Section 6.24:
Section 6.24    Deposit Accounts. The Parent and the Borrower will not, and will not permit any Credit Party to, maintain any deposit account with any Person that is not subject to an Account Control Agreement (as defined below); provided that, the requirements of this Section 6.24 shall not apply to deposit accounts that are designated solely as accounts for, and are used solely for, (a) employee benefits, (b) taxes, (c) payroll funding, (d) cash collateral accounts to secure Pcards, Epayables or utilities the Lien on which is permitted under Section 6.02(g), or (e) petty cash, which in the case of petty cash accounts, in an amount not to exceed $250,000, in the aggregate (which petty cash account at PNC Bank, N.A. may not have originally been designated as a petty cash account). The Parent and the Borrower, for itself and on behalf of its Restricted Subsidiaries that are Credit Parties, hereby authorizes the Administrative Agent to deliver notices to the depositary banks pursuant to any Account Control Agreement under any one or more of the following circumstances: (i) following an Event of Default, (ii) if the Administrative Agent reasonably believes that a requested transfer by the Parent, the Borrower or any Restricted Subsidiary, as applicable, is a request to transfer any funds from any deposit account to any other deposit account of the Parent, the Borrower or any Restricted Subsidiary that is not permitted under this Section 6.24, (iii) as otherwise agreed to in writing by the Parent, the Borrower or any Restricted Subsidiary, as applicable, and (iv) as otherwise permitted by applicable law. "Account Control Agreement" shall mean, as to any deposit account of the Parent, the Borrower or any other Credit Party held with a bank, an agreement or agreements in form and substance reasonably acceptable to the Administrative Agent, among the Credit Party owning such deposit account, the Administrative Agent, and such other bank governing such deposit account.
(t)Schedule 2.01 - Commitments of the Credit Agreement is hereby replaced in its entirety with Schedule 2.01 - Commitments attached to this Agreement.
Section 3.Acknowledgment and Extension Agreement.
(a)Each Credit Party hereby acknowledges and agrees that the Existing Defaults have occurred and constitute Events of Default for all purposes under the Credit Agreement and the other Loan Documents prior to giving effect to Section 3(b) herein. Each Credit Party hereby further acknowledges and agrees that the Possible Events of Default, if they occur or had they occurred, would constitute Events of Default for all purposes under the Credit Agreement and the other Loan Documents prior to giving effect to Section 3(b) herein. After giving effect to Section 3(b), each

Credit Party hereby acknowledges and agrees that the Subject Defaults are Immature Events of Default (as defined in Section 2 above), and that such Immature Events of Default have occurred and are continuing.
(b)The Lenders hereby agree, subject to the terms of this Agreement, including the last sentence of this Section 3(b), to extend the period before such Subject Defaults become Events of Default under the Credit Agreement or any Loan Document until the date (the "Termination Date") that is the earlier to occur of (i) the Scheduled Expiration Time (as defined below), and (ii) the occurrence of any Termination Event (as defined below). For purposes hereof, “Scheduled Expiration Time” means 12:01 a.m., April 12, 2016; provided that, if prior to such scheduled time, all commodity-price Swap Agreements with Barclays Bank plc have been unwound by the applicable Credit Party and all proceeds thereof have been directed by such Credit Parties to be applied directly as prepayments on the then outstanding Loans (other than as otherwise provided in the last sentence of this Section 3(b)), then upon the application of all such proceeds, the “Scheduled Expiration Time” shall be automatically extended to 12:01 a.m., May 10, 2016 unless the Termination Date has otherwise occurred prior thereto under clause (ii) above or the representative of the Ad Hoc Committee (as defined below) notifies the Administrative Agent (which may be by electronic mail to counsel for the Administrative Agent) that the Ad Hoc Committee is not supportive of such extension. Notwithstanding the foregoing, the Termination Date for any particular Subject Default shall not be earlier than the date such Subject Default would have otherwise become an Event of Default under the Credit Agreement. If (x) the Administrative Agent has received an email from the representative of the Ad Hoc Committee reflecting the Ad Hoc Committee’s support of such extension, (y) no Termination Event has occurred, and (z) the then most recently delivered 13-Week Budget delivered in compliance with Section 5.01(n) of the Credit Agreement, as amended hereby, which was reasonably acceptable to both the Administrative Agent and the Borrower reflects a need for cash to maintain adequate liquidity at the Borrower and its Restricted Subsidiaries, then up to $6,000,000 of the proceeds from the unwinding of the commodity-price Swap Agreements with Barclays Bank plc shall be directed to the Borrower to be deposited into its operating deposit account to be used for working capital purposes.
(c)The extension agreement by the Lenders described above is contingent upon the satisfaction of the conditions precedent set forth in Section 5 below and is limited to the Subject Defaults. This extension agreement is limited to the extent expressly described herein and shall not be construed to be a consent to or a waiver of the Subject Defaults or any other terms, provisions, covenants, warranties or agreements contained in the Credit Agreement or in any of the other Loan Documents (other than, for the avoidance of doubt, the extension of such time period as provided above before the Subject Defaults become Events of Default). The Secured Parties reserve (i) the right to exercise any rights and remedies available to them in accordance with the Loan Documents or applicable law in connection with such Subject Defaults on and after the Termination Date and (ii) the right to exercise any rights and remedies available to them in accordance with the Loan Documents or applicable law in connection with any other present or future Default with respect to the Credit Agreement or any other provision of any Loan Document.
(d)Each Credit Party hereby further agrees and acknowledges that (i) the Subject Defaults have not been waived as a result of this Agreement and that such extension agreement is temporary in nature, and (ii) from and after the Termination Date, all Subject Defaults shall become Events of Default (unless otherwise provided under the Loan Documents).
(e)Any of the following shall constitute a "Termination Event" under this Agreement:
(i)    the failure of any Credit Party to comply with any covenant or agreement contained in this Agreement;
(ii)    any representation or warranty contained in this Agreement was incorrect or misleading in any material respect;
(iii)    the exercise by any one or more creditors or holders of Indebtedness of any Credit Party in an aggregate principal amount in excess of $1,000,000 of any right or remedy available to them in connection with any default under the documents governing such Indebtedness resulting in, or giving such creditor or holder the right to initiate, (A) any foreclosure or enforcement action against any Collateral or (B) acceleration of such Indebtedness;
(iv)    the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any applicable bankruptcy or insolvency law or any dissolution, winding up or liquidation proceeding with respect to any Credit Party (regardless of whether commenced by the Borrower, any other Credit Party or any other Person);

(v)    any Credit Party repudiates or asserts a defense in writing to any obligation or liability under this Agreement, the Credit Agreement or any other Loan Document or makes or pursues a claim in writing against the Administrative Agent, the Issuing Bank or any Lender in connection with this Agreement, the Credit Agreement or any other Loan Document;
(vi)    the occurrence or existence of any Event of Default (other than the Subject Defaults); and
(vii)    the Administrative Agent determines, in its sole and absolute discretion, that any one or more of the following circumstances exists: (A) any of the Parent, the Borrower or any Restricted Subsidiary is not negotiating in good faith with the Administrative Agent, the Lenders or certain holders of the Unsecured Notes, on the terms of a mutually acceptable potential debtor-in-possession financing by one or more of the Lenders (a “Potential DIP”), a full conversion of all outstanding Unsecured Notes to Equity Interests of the Parent (the “Full Conversion”), and a full monetization of all commodity-price Swap Agreements of the Parent, the Borrower or any Restricted Subsidiary (it being understood that the application of such proceeds (other than as required and agreed to under Section 5(e) and Section 3(f) below) are being considered by all parties involved) (the “Full Monetization”), in each case, in connection with an orderly pre-arranged or pre-packaged bankruptcy filing on or prior to May 15, 2016, (B) an ad hoc committee of holders of the Unsecured Notes holding at least 50% of the then outstanding Unsecured Notes (the “Ad Hoc Commitee”) are not negotiating in good faith with the Administrative Agent and the Lenders on the Potential DIP, the Full Conversion, and Full Monetization, in each case, in connection with an orderly pre-arranged or pre-packaged bankruptcy filing on or prior to May 15, 2016, or (C) any of the Parent, the Borrower or Restricted Subsidiary threatens in writing to recharacterize, avoid, void, subordinate or attack in any manner any Obligation or any Lien created or purported to be created under the Collateral Documents or claim that the Administrative Agent has a Lien on less than 100% of the total value of the Parent’s, the Borrower’s and the Restricted Subsidiaries’ Oil and Gas Properties attributable to “proved reserves” (as defined in the Definitions for Oil and Gas Reserves as promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect from time to time); provided, however, none of the above clauses (vii)(A) through (vii)(C) shall be a Termination Event until five (5) Business Days after prior written notice of the Administrative Agent’s determination thereof is delivered by the Administrative Agent to the Borrower, Attn: Nancy Snyder (nancy.snyder@pennvirginia.com) and Steve Hartman (steve.hartman@pennvirginia.com) (with a copy to: Kirkland & Ellis LLP, Attn: Brian Schartz (bschartz@kirkland.com) and Mary Kogut (mkogut@kirkland.com)).
The Borrower acknowledges and agrees that the written notice provided for in clause (vii) above may be delivered by electronic mail to the e-mail addresses noted above and agrees to accept such electronic mail as written notice.
(f)On each date that any of the Credit Party’s commodity-price Swap Agreements (i) settles on its scheduled payment dates or (ii) is unwound, terminated or liquidated, in each case, from the date hereof until May 10, 2016, the Borrower shall, unless otherwise agreed to by the Majority Lenders, prepay the then outstanding Loans in an amount equal to the settlement, unwinding, termination or liquidation payments, as applicable, received on such trade or transaction and such prepayment shall be effected by the applicable Credit Party directing the proceeds thereof to be applied as a prepayment of then outstanding Loans. To accommodate the foregoing requirement, each Credit Party hereby authorizes each Lender and each of its Affiliates, from time to time until the earlier of the Termination Date and May 10, 2016, to the fullest extent permitted by law, to set off and apply any and all obligations at any time owing by such Lender or Affiliate to or for the credit or the account of such Credit Party against any of and all the obligations of any other Credit Party now or hereafter existing under this clause (f), irrespective of whether or not such Lender shall have made any demand under this Agreement. The rights of each Lender under this clause (f) are in addition to other rights and remedies (including other rights of setoff) that such Lender may have.
(g)Notwithstanding the terms set forth in Section 4.02 of the Credit Agreement, the Lenders and the Borrower hereby agree that (i) the Issuing Bank shall issue one or more Letters of Credit on account of any Credit Party from the date hereof and until the Termination Date so long as (x) the aggregate principal amount of such Letters of Credit issued prior to the Termination Date does not exceed $750,000, (y) on or prior to the issuance of such Letter of Credit, the Borrower shall have made one or more optional prepayments of the outstanding Loans (other than, for the avoidance of doubt any mandatory prepayments of the outstanding Loans, including under clause (f) above) in an aggregate principal amount at least equal to the aggregate principal amount of all Letters of Credit issued since the date hereof (including the then requested Letter of Credit), and (z) all other terms and conditions required under the Credit Agreement for the issuance of such Letter of Credits shall have been met other than (A) that the Borrower is unable to make the representation and warranty under Section 3.24 of the Credit Agreement or the last two sentences of Section 3.07, and (B) that the Subject Defaults to the extent they are Immature Events of Default (as defined in Section 2 above)

may have occurred and are continuing, and (ii) the Issuing Bank shall cause the currently outstanding Letter of Credit in favor of the Railroad Commission of Texas to auto-renew for another one year term on or about April 1, 2016 in accordance with the terms thereof so long as all terms and conditions required under the Credit Agreement to permit such auto-renewal shall have been met other than (x) that the Borrower is unable to make the representation and warranty under Section 3.24 of the Credit Agreement or the last two sentences of Section 3.07, and (y) that the Subject Defaults to the extent they are Immature Events of Default may have occurred and are continuing.
(h)Notwithstanding the terms set forth in Section 4.02 or Section 2.13(c) of the Credit Agreement, the Lenders acknowledge and agree that, until the Termination Date, (i) the Lenders shall not elect to charge the default rate of interest as permitted under Section 2.13(c)(ii) of the Credit Agreement, and (ii) solely as to a Borrowing which consists solely of the conversion or continuation of an outstanding Loan from one Type of Loan into another Type of Loan, the Borrower shall be permitted to continue and convert such Borrowing so long as all terms and conditions required under the Credit Agreement for such continuation or conversion shall have been met other than (A) that the Borrower is unable to make the representation and warranty under Section 3.24 of the Credit Agreement or the last two sentences of Section 3.07, and (B) that the Subject Defaults to the extent they are Immature Events of Default (as defined in Section 2 above) may have occurred and are continuing.
(i)In addition to the Borrower’s obligation to pay the expenses pursuant to Section 9.03 of the Credit Agreement, Borrower agrees to remit to Bracewell LLP, as counsel for the Administrative Agent, a retainer in the amount of $250,000 on April 11, 2016, which amount (A) need not be held by Bracewell LLP in a separate bank account, (B) may be applied as payment of, or credit to, legal expenses of the Administrative Agent or any other Lender, and (C) is in addition to the retainer amount set forth in Section 5(b) below.
Section 4.Representations and Warranties. Each Credit Party hereby represents and warrants that: (a) the representations and warranties contained in the Credit Agreement, as amended hereby, and after giving effect to any amendments to the schedules thereto set forth herein, and the representations and warranties contained in the other Loan Documents, as amended hereby, and after giving effect to any amendments to the schedules thereto set forth herein, are true and correct in all material respects on and as of the Eleventh Amendment Effective Date (i) except to the extent that any such representation or warranty expressly relates solely to an earlier date, in which case such representation or warranty was true and correct in all material respects as of such earlier date (except that such materiality qualifiers shall not be applicable to the extent any representations and warranties are already qualified or modified by materiality in the text thereof) and (ii) other than the representation or warranty in the last sentence of Section 3.07 and in Section 3.24 of the Credit Agreement, which the Borrower acknowledges that it is unable to make; (b) no Default has occurred and is continuing other than the Subject Defaults; (c) the execution, delivery and performance of this Agreement are within the corporate and limited liability company power and authority of such Credit Party, as applicable, and have been duly authorized by appropriate corporate and limited liability company action and proceedings, as applicable; (d) this Agreement constitutes the legal, valid, and binding obligation of such Credit Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law; (e) there are no governmental or other third party consents, licenses and approvals required in connection with the execution, delivery, performance, validity and enforceability of this Agreement; (f) the Collateral is unimpaired by this Agreement and the Credit Parties have granted to the Administrative Agent, a valid, binding, perfected, enforceable, first priority (subject to Permitted Liens) Liens in the Collateral covered by the Collateral Documents, including the deposit accounts that are the subject of the control agreements required under Section 5(c) below; and (g) such Liens are not subject to avoidance, subordination, recharacterization, recovery, attack, offset, counterclaim, or defense of any kind (the “Subject Claims”); provided that, the Credit Parties are not making a representation or warranty under this clause (g) that no creditor (including an unsecured creditors committee) of the Parent, Borrower or Restricted Subsidiaries would bring Subject Claims in a bankruptcy proceeding.
Section 5.Conditions to Effectiveness. This Agreement shall become effective on the Eleventh Amendment Effective Date and enforceable against the parties hereto and the other Lenders pursuant to the terms of the Credit Agreement upon the occurrence of the following conditions:
(a)The Administrative Agent shall have received counterparts of this Agreement duly executed by the Parent, the Borrower, the other Guarantors and the Majority Lenders;
(b)The Borrower shall have paid all fees and expenses of the Administrative Agent's outside legal counsel and other consultants and of the legal counsels for the Lenders in the steering committee , in each case, pursuant to all invoices presented for payment on or prior to the Eleventh Amendment Effective Date, which the Borrower acknowledges and agrees may include a retainer amount up to $250,000, which amount need not be held by Bracewell LLP in a separate bank account and may be applied as payment of, or credit to, legal expenses of the Administrative Agent or any other Lender;
(c)The Borrower shall have delivered fully executed Account Control Agreements (as defined in Section 2 above) with respect to all deposit accounts maintained by the Borrower, the Parent or any other Credit Party, subject to the exceptions set forth in Section 2 above;
(d)The Administrative Agent shall have received fully executed, true and complete copies of non-disclosure agreements binding the Ad Hoc Committee in form and substance satisfactory to the Administrative Agent (which satisfaction is evidenced by the delivery of the Administrative Agent’s signature hereto); and
(e)All existing commodity-price Swap Agreements with Wells Fargo Bank, National Association and with Société Générale shall have been unwound and 100% of the proceeds thereof shall have been directed by the Borrower to be applied as a prepayment of outstanding Loans.
Section 6.Acknowledgments and Agreements.
(a)Each Credit Party acknowledges that on the date hereof all outstanding Obligations are payable in accordance with their terms and each Credit Party waives any defense, offset, counterclaim or recoupment, in each case existing on the date hereof, with respect to such Obligations.
(b)The descriptions herein of the Subject Defaults are based upon the information provided to the Lenders on or prior to the date hereof and shall not be deemed to exclude the existence of any other Defaults or Events of Default. The failure of the Lenders to give notice to the Borrower or the Guarantors of any such other Defaults or Events of Default is not intended to be nor shall be a waiver thereof. Each Credit Party hereby agrees and acknowledges that the Secured Parties require and will require strict performance by the Credit Parties of all of their respective obligations, agreements and covenants contained in the Credit Agreement and the other Loan Documents (including any action or circumstance which is prohibited or limited during the existence of a Default or Event of Default), and no inaction or action by any Secured Party regarding any Default or Event of Default (including but not limited to the Subject Defaults) is intended to be or shall be a waiver thereof. Each Credit Party hereby also agrees and acknowledges that no course of dealing and no delay in exercising any right, power, or remedy conferred to any Secured Party in the Credit Agreement or in any other Loan Documents or now or hereafter existing at law, in equity, by statute, or otherwise shall operate as a waiver of or otherwise prejudice any such right, power, or remedy (collectively, the "Lender Rights").
(c)Furthermore, each party hereto hereby agrees that, in no event and under no circumstance shall any past or future discussions with the Administrative Agent or any other Secured Party, serve to (i) cause a modification of the Loan Documents, (ii) establish a custom or course of dealing with respect to any of the Loan Documents, (iii) operate as a waiver of any existing or future Default or Event of Default under the Loan Documents, (iv) entitle any Credit Party to any other or further notice or demand whatsoever beyond those required by the Loan Documents, or (v) in any way modify, change, impair, affect, diminish or release any Credit Party’s obligations or liability under the Loan Documents or any other liability any Credit Party may have to the Administrative Agent, the Issuing Bank, or any other Secured Party.
(d)For the avoidance of doubt, each Credit Party hereby also agrees and acknowledges that the extension provided under Section 3 above shall not operate as a waiver of or otherwise prejudice any of the Lender Rights as to the Subject Defaults or otherwise (other than the extension of time provided under Section 3 as to Subject Defaults). The Administrative Agent, the Issuing Bank and the Lenders hereby expressly reserve all of their rights, remedies, and claims under the Loan Documents except as expressly limited in Section 3 above. Nothing in this Agreement shall constitute a waiver or relinquishment of (i) any Default or Event of Default (including, without limitation, any Subject Default) under any of the Loan Documents, (ii) any of the agreements, terms or conditions contained in any of the Loan Documents, (iii) any rights or remedies of any Secured Party with respect to the Loan Documents (except as expressly limited in Section 3 above), or (iv) the rights of any Secured Party to collect the full amounts owing to them under the Loan Documents. For the avoidance of doubt and other than as permitted under Section 3(g) above, the Lenders have no obligation to make additional Loans and the Issuing Lender has no obligation to issue, extend or amend any Letters of Credit until all Defaults (including the Subject Defaults) have been waived in writing by the Majority Lenders (it being understood that none of the Lenders is obligated to grant any such waiver) and all other conditions as required under the Credit Agreement have been met.

(e)Each Credit Party, the Administrative Agent, the Issuing Bank and each Lender does hereby adopt, ratify, and confirm the Credit Agreement, as amended hereby, and acknowledges and agrees that the Credit Agreement, as amended hereby, is and remains in full force and effect, and the Credit Parties acknowledge and agree that their respective liabilities and obligations under the Credit Agreement, as amended hereby, the other Loan Documents, and the Guaranty, are not impaired in any respect by this Agreement.
(f)This Agreement is a Loan Document for the purposes of the provisions of the other Loan Documents. Without limiting the foregoing, any breach of representations, warranties, and covenants under this Agreement shall be a Default or Event of Default, as applicable, under the Credit Agreement.
Section 7.Reaffirmation of the Guaranty. Each Credit Party hereby ratifies, confirms, acknowledges and agrees that its obligations under the Guaranty are in full force and effect and that such Credit Party continues to unconditionally and irrevocably guarantee the full and punctual payment, when due, whether at stated maturity or earlier by acceleration or otherwise, all of the Guaranteed Obligations (as defined in the Guaranty), as such Guaranteed Obligations may have been amended, extended and increased by this Agreement, and its execution and delivery of this Agreement does not indicate or establish an approval or consent requirement by such Credit Party under the Guaranty in connection with the execution and delivery of amendments, consents or waivers to the Credit Agreement, the Notes or any of the other Loan Documents.
Section 8.Release. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Credit Party hereby, for itself and its successors and assigns, fully and without reserve, releases, acquits, and forever discharges each Secured Party, its respective successors and assigns, officers, directors, employees, representatives, trustees, attorneys, agents and affiliates (collectively the “Released Parties” and individually a “Released Party”) from any and all actions, claims, demands, causes of action, judgments, executions, suits, debts, liabilities, costs, damages, expenses or other obligations of any kind and nature whatsoever, direct and/or indirect, at law or in equity, whether now existing or hereafter asserted, whether absolute or contingent, whether due or to become due, whether disputed or undisputed, whether known or unknown (INCLUDING, WITHOUT LIMITATION, ANY OFFSETS, REDUCTIONS, REBATEMENT, CLAIMS OF USURY OR CLAIMS WITH RESPECT TO THE NEGLIGENCE OF ANY RELEASED PARTY) (collectively, the “Released Claims”), for or because of any matters or things occurring, existing or actions done, omitted to be done, or suffered to be done by any of the Released Parties, in each case, on or prior to the Eleventh Amendment Effective Date and are in any way directly or indirectly arising out of or in any way connected to any of this Agreement, the Credit Agreement, any other Loan Document, or any of the transactions contemplated hereby or thereby (collectively, the “Released Matters”). Each Credit Party, by execution hereof, hereby acknowledges and agrees that the agreements in this Section 8 are intended to cover and be in full satisfaction for all or any alleged injuries or damages arising in connection with the Released Matters herein compromised and settled. Each Credit Party hereby further agrees that it will not sue any Released Party on the basis of any Released Claim released, remised and discharged by the Credit Parties pursuant to this Section 8. In entering into this Agreement, each Credit Party consulted with, and has been represented by, legal counsel and expressly disclaim any reliance on any representations, acts or omissions by any of the Released Parties and hereby agrees and acknowledges that the validity and effectiveness of the releases set forth herein do not depend in any way on any such representations, acts and/or omissions or the accuracy, completeness or validity hereof. The provisions of this Section 8 shall survive the termination of this Agreement, the Credit Agreement and the other Loan Documents and payment in full of the Obligations.
Section 9.Financial Advisor. The Administrative Agent has retained, through its counsel or otherwise, a financial advisor (such financial advisor, or any successor or replacement thereof, the “Financial Advisor”). In consideration of the agreements given herein, the Parent and the Borrower each acknowledge and agree that the Parent and the Borrower shall, and shall cause each of their respective Subsidiaries to, cooperate in all reasonable respects with the Financial Advisor and shall promptly provide to the Financial Advisor such information regarding the operations, business affairs, assets and financial condition of the Parent, the Borrower and their respective Subsidiaries as reasonably requested by the Financial Advisor. In addition, the Parent and the Borrowers shall, and shall cause each of their respective Subsidiaries to, permit the Financial Advisor to discuss such operations, business affairs, assets and financial condition with the officers and directors of the Parent, the Borrower, and their respective Subsidiaries and shall make such officers and directors available to the Financial Advisor for such purpose as may be reasonably requested and during normal business hours. The Borrower acknowledges that it is required to pay all reasonable and documented out-of pocket costs and expenses of the Financial Advisor in accordance with Section 9.03(a) of the Credit Agreement.

Section 10.Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 11.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted pursuant to the Credit Agreement.
Section 12.Incorporation by Reference. Sections 1.03, 9.03(a), 9.07, 9.09, 9.10, 9.11, 9.15 of the Credit Agreement are incorporated herein, mutatis mutandis.
Section 13.NO ORAL AGREEMENTS. THE RIGHTS AND OBLIGATIONS OF EACH OF THE PARTIES TO THE LOAN DOCUMENTS SHALL BE DETERMINED SOLELY FROM WRITTEN AGREEMENTS, DOCUMENTS AND INSTRUMENTS, AND ANY PRIOR ORAL AGREEMENTS BETWEEN SUCH PARTIES ARE SUPERSEDED BY AND MERGED INTO SUCH WRITINGS. THIS AMENDMENT, THE CREDIT AGREEMENT AND THE OTHER WRITTEN LOAN DOCUMENTS EXECUTED BY PARENT, BORROWER, ANY OTHER CREDIT PARTY, THE ADMINISTRATIVE AGENT, ANY ISSUING BANK AND/OR LENDERS REPRESENT THE FINAL AGREEMENT REGARDING THE MATTERS HEREIN BETWEEN SUCH PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BY SUCH PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN SUCH PARTIES.
[The remainder of this page has been left blank intentionally.]

EXECUTED to be effective as of the date first above written.
BORROWER:

PENN VIRGINIA HOLDING CORP.

By:    /s/ Nancy Snyder
Name:    Nancy Snyder
Title:    Executive Vice President

PARENT:

PENN VIRGINIA CORPORATION

By:    /s/ Nancy Snyder
Name:    Nancy Snyder
Title:    Executive Vice President

GUARANTORS:

PENN VIRGINIA OIL & GAS CORPORATION
PENN VIRGINIA OIL & GAS GP LLC
PENN VIRGINIA OIL & GAS LP LLC
PENN VIRGINIA MC CORPORATION
PENN VIRGINIA MC ENERGY L.L.C.
PENN VIRGINIA MC OPERATING COMPANY L.L.C.

Each By:/s/ Nancy Snyder
Name:    Nancy Snyder
Title:    Executive Vice President

PENN VIRGINIA OIL & GAS, L.P.

By: Penn Virginia Oil & Gas GP LLC, its general partner

By:    /s/ Nancy Snyder
Name:    Nancy Snyder
Title:    Executive Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Issuing Bank and a Lender

By:    /s/ Bryan M. McDavid
Name: Bryan M. McDavid
Title: Director

ROYAL BANK OF CANADA,
as a Lender

By:    /s/ Mark Lumpkin, Jr.
Name:    Mark Lumpkin, Jr.
Title:    Authorized Signatory

BANK OF AMERICA, N.A.,
as a Lender

By:    /s/ Kenneth Phelan
Name:    Kenneth Phelan
Title:    Director

SCOTIABANC INC.,
as a Lender

By:    /s/ J.F. Todd
Name:    J.F. Todd
Title:    Managing Director

CREDIT SUISSE AG, Cayman Islands Branch,
as a Lender

By:
Name:
Title:

By:
Name:
Title:

BRANCH BANKING AND TRUST COMPANY,
as a Lender

By:    /s/ James Giordano
Name:    James Giordano
Title:    Senior Vice President

BARCLAYS BANK, PLC,
as a Lender

By:    /s/ Vanessa A. Kurbatskiy
Name:    Vanessa A. Kurbatskiy
Title:    Vice President

Comerica BANK,
as a Lender

By:
Name:
Title:

SOCIÉTÉ GÉNÉRALE,
as a Lender

By:
Name:
Title:

CAPITAL ONE, NATIONAL ASSOCIATION,
as a Lender

By:
Name:
Title:

SUNTRUST BANK,
as a Lender

By:    /s/ William S. Krueger
Name:    William S. Krueger
Title:    First Vice President

SANTANDER BANK, N.A.,
as a Lender

By:
Name:
Title:

By:
Name:
Title:

Schedule A

Subject Defaults

1.
The Borrower was unable to comply with the current ratio requirement under Section 6.09(b) of the Credit Agreement as of the fiscal quarter ended December 31, 2015 and may be unable to comply with the current ratio requirement under Section 6.09(b) of the Credit Agreement as of the fiscal quarter ending March 31, 2016;

2.	The Borrower may be unable to comply with the total leverage ratio requirement under Section 6.09(a) of the Credit Agreement as of the fiscal quarter ending March 31, 2016;

3.
With its audited financial statements for the fiscal year ended December 31, 2015, the accompanying opinion of the independent public account would contain a “going concern” qualification which would be prohibited under Section 5.01(a) of the Credit Agreement;

4.
An Event of Default under Section 7.01(j) of the Credit Agreement as a result of the Parent, the Borrower or any Restricted Subsidiary being unable to or failing generally to pay its debt as they become due.

5.
The Borrower and its Restricted Subsidiaries have permitted certain operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties or statutory landlord’s liens, including lessee or operator obligations under statutes, governmental regulations or instruments related to the ownership, exploration and production of oil, gas and minerals on private, state, federal or foreign lands or waters, to exists in respect of obligations that outstanding more than 60 days and that are not being contested in good faith by appropriate proceedings or for which adequate reserves have not been maintained in accordance with GAAP, which are not permitted under Section 6.02 of the Credit Agreement.

6.
The Borrower and its Restricted Subsidiaries have permitted the Liens of the type described in clause (vi) of the definition of “Permitted Liens” (but for the fact such Liens secure amounts that may be delinquent or may not be contested in good faith by appropriate proceedings and for which adequate reserves have not been maintained in accordance with GAAP) to exists in favor of Hunt Oil Company and its affiliates, which are not permitted under Section 6.02 of the Credit Agreement.

7.	Parent and its Restricted Subsidiaries may fail to make scheduled interest payments on the Unsecured Notes.

8.
The Borrower has not promptly provided, and as to any of the foregoing that may occur prior to the Termination Date, may not be able to promptly provide, written notice of the foregoing occurrence which is required under Section 5.02(a) of the Credit Agreement.

Each of the foregoing is referred to as a “Subject Default” and collectively, the “Subject Defaults”. Each of the Defaults described in #1, #5, #6 and, to the extent related to any of the foregoing, #7, is referred to as “Existing Default” and collectively, the “Existing Defaults”. All Subject Defaults other than Existing Defaults are referred to as “Possible Events of Default”. For the avoidance of doubt, the Subject Default under item #4 above does not include any Default that may arise under any other clause of Section 7.01, including as a result of any failure to pay amounts due and payable under the Loan Documents or any Material Indebtedness.

Schedule 2.01
COMMITMENT AMOUNTS

Lender	Commitment Amount	Applicable Percentage
Wells Fargo Bank, National Association	$25,340,500.00	14.750000000%
Royal Bank of Canada	$25,340,500.00	14.750000000%
Bank of America, N.A.	$17,609,500.00	10.250000000%
Scotiabanc Inc.	$17,609,500.00	10.250000000%
Credit Suisse AG, Cayman Islands Branch	$15,032,500.00	8.750000000%
Branch Banking and Trust Company	$10,737,500.00	6.250000000%
Barclays Bank PLC	$10,737,500.00	6.250000000%
Comerica Bank	$10,737,500.00	6.250000000%
Société Générale	$10,737,500.00	6.250000000%
Capital One, National Association	$10,737,500.00	6.250000000%
SunTrust Bank	$8,590,000.00	5.000000000%
Santander Bank, N.A.	$8,590,000.00	5.000000000%
Total:	$171,800,000.00	100.000000000%